AGREEMENT AND PLAN OF MERGER


                                      AMONG


                            RARE MEDIUM GROUP, INC.,


                           RARE MEDIUM ATLANTA, INC.,


                             STRUTHERS MARTIN, INC.



                                       AND


           CERTAIN SHAREHOLDERS OF STRUTHERS MARTIN, INC. NAMED HEREIN









May 5, 1999


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                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is entered into as of May 5, 1999 by and among Rare Medium Group, Inc., a Delaware corporation ("Parent" or "Buyer"), Rare Medium Atlanta, Inc., a Delaware corporation and a wholly owned subsidiary of the Buyer (the "Acquisition Subsidiary"), Struthers Martin, Inc., a Georgia corporation (the "Company"), and the shareholders of the Company named on the signature page hereto (such shareholders, together with such additional shareholders of the Company who become parties hereto as provided herein, each a "Principal" and collectively, the "Principals"). Parent, the Acquisition Subsidiary, the Company, and the Principals are referred to herein individually as a "Party" and collectively as the "Parties."

     This Agreement contemplates a tax-free merger of Acquisition Subsidiary with and into the Company. In such merger, the shareholders of the Company will receive capital stock of the Parent or cash in exchange for their capital stock of the Company as provided herein.

     Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, Acquisition Subsidiary shall merge with and into the Company (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of Acquisition Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Company and the Acquisition Subsidiary file the certificate(s) of merger or other appropriate documents prepared and executed in accordance with the relevant provisions of each of the Delaware General Corporation Law with the Secretary of State of the State of Delaware and the Georgia Business Corporation Code (the "Georgia Act") with the Secretary of State of the State of Georgia (collectively, the "Certificates of Merger"). The Merger shall have the effects of a merger as set forth in the Delaware General Corporation Law and the Georgia Act.

     1.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morrison & Foerster LLP in New York, New York, commencing at 10:00 a.m. local time on May 10, 1999 or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "Closing Date").

     1.3 Actions at the Closing. At the Closing, (a) the Company shall deliver to the Buyer and the Acquisition Subsidiary the various certificates, instruments and documents referred to in Section 5.2, (b) the Acquisition Subsidiary and Parent shall deliver to the Company the various certificates,


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instruments and documents referred to in Section 5.3, (c) the Company shall file with the Secretary of State of the State of Georgia a certificate of merger with respect to the Merger as required by the Georgia Act and the Acquisition Subsidiary shall file with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger as required by the Delaware General Corporation Law, (d) each shareholder of the Company, other than holders of Dissenting Shares (as defined in Section 1.6), shall deliver to the Buyer for cancellation the certificate(s) representing his or her Company Shares (as defined in Section 1.5(a)), (e) Parent shall authorize the transfer agent for its shares of stock (the "Exchange Agent") to issue to each holder of Company Preferred Shares (as defined below) who has delivered for cancellation his or its certificates for such Company Preferred Shares (the "Preferred
Certificates") pursuant to clause (d) of this Section certificate(s) for the Initial Shares (as defined below) as provided in Section 1.5 below, (f) Parent shall cause the Surviving Corporation to deliver to each holder of Company
Common Shares (as defined below) who has delivered for cancellation his or its certificates for such Company Common Shares (the "Common Certificates") pursuant to clause (d) of this Section a check for the Per Share Common Cash
Consideration as provided in Section 1.5 below, and (g) the Parent, the Principals and the Escrow Agent (as defined therein) shall execute and deliver the Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement") and the Parent shall authorize its transfer agent to deliver to the Escrow Agent a certificate for the Escrow Shares (as defined below) being placed in escrow (the "Escrow") on the Closing Date pursuant to Section 1.9.

     1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Acquisition Subsidiary, in order to consummate the transactions contemplated by this Agreement.

     1.5 Conversion of Shares; Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder thereof:

         (a) Each share of common stock, $.01 par value per share, of the Company (the "Company Common Shares") issued and outstanding immediately prior to the Effective Time (after giving effect to (x) the exercise of all options to purchase Company Common Shares issued by the Company pursuant to its stock option plans or otherwise ("Options") as provided in Section 1.10, and (y) the conversion or exercise of all outstanding securities convertible or exercisable into Company Common Shares, but excluding (A) Company Common Shares owned beneficially by Parent or the Acquisition Subsidiary, (B) Dissenting Shares (as defined in Section 1.6) and (C) Company Common Shares held in the Company's treasury) shall be converted into and represent the right to receive one and one-quarter cents ($0.0125) per share (the "Per Share Common Cash Consideration").

         (b) Each share of preferred stock, $.01 par value per share, of the Company (the "Company Preferred Shares") issued and outstanding immediately prior to the Effective Time (other than Company Preferred Shares owned beneficially by Parent or the Acquisition Subsidiary, Dissenting Shares (as defined in Section 1.6) and Company Preferred Shares held in the Company's treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.9) the following (the "Preferred Consideration"): such number of shares of common stock, $.01 par value per share, of Parent ("Parent Common Stock") as is equal to the fraction: (x) the numerator of which shall be a fraction equal to (A) 95% of the Preferred Purchase Price (as defined


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below) divided by (B) the Average Closing Price (as defined below); and (y) the denominator of which shall be the Total Outstanding Company Preferred Shares (as defined below).

         (c) For purposes of this Agreement, the following terms shall have the following meanings:

         (i) "Total Outstanding Company Preferred Shares" shall mean the total number of Company Preferred Shares outstanding at the Effective Time (after giving effect to the exercise of all outstanding options or other rights to acquire Company Preferred Shares and shall include any Company Preferred Shares issued immediately prior to the Effective Time pursuant to Section 1.11 of this Agreement);

        (ii) "Preferred Purchase Price" shall mean Six Million (6,000,000) (subject to adjustment as provided in Section 1.5(g));

       (iii) "Average Closing Price" shall mean the lower of (x) the average of the last reported per share sale price of Parent Common Stock, as reported in The Wall Street Journal or its successor, over the ten (10) trading days prior to, but not including, the date this Agreement is executed and delivered by Parent and the Company or (y) the average of the last reported per share sale price of Parent Common Stock, as reported in The Wall Street Journal or its successor, over the ten (10) trading days prior to, but not including, the Closing Date;

        (iv) "Company Shares" shall mean, collectively, the Company Common Shares and the Company Preferred Shares; and

         (v) "Merger Consideration" shall mean, collectively, the Preferred Consideration and the Per Share Common Cash Consideration.

         (d) The holders of record of the Company Common Shares (the "Company Common Stockholders") shall be entitled to receive promptly following the Closing the Per Share Common Cash Consideration into which their Company Common Shares were converted pursuant to Section 1.5(a). The holders of record of the Company Preferred Shares (the "Company Preferred Stockholders") shall be entitled to receive promptly following the Closing all of the shares of Parent Common Stock into which their Company Preferred Shares were converted pursuant to Section 1.5(b); provided, that shares of Parent Common Stock with an aggregate value of $1,425,000 (the "Escrow Shares"), based on the Average Closing Price, which would otherwise have been issued to the Principals shall instead be delivered to the Escrow Agent and be held in escrow subject to the Escrow Agreement. Such total number of shares of Parent Common Stock minus the Escrow Shares shall be referred to herein as the "Initial Shares". The Initial Shares and the Escrow Shares shall together be referred to herein as the "Merger Shares." The "Company Common Stockholders" and the "Company Preferred Stockholders" shall be referred to herein, collectively, as the "Company Stockholders".

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         (e) Each Company Share held in the Company's treasury immediately prior to the Effective Time and each Company Share owned beneficially by Parent or the Acquisition Subsidiary shall be cancelled and retired without payment of any consideration therefor.

         (f) Each share of common stock, $.01 par value per share, of the Acquisition Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

         (g) At Parent's option, an independent certified public accounting firm selected by Parent and reasonably acceptable to Baker Communications Fund, L.P. ("Baker Communications"), shall as soon as practicable after the Closing conduct a post-Closing audit of the Company's balance sheet as of the Closing Date (such balance sheet, as adjusted to the extent necessary to enable such accounting firm to issue an unqualified opinion, the "Closing Balance Sheet") and the Company's income statement for the twelve month period ended February 28, 1999 (such income statements, as adjusted to enable such accounting firm to issue an unqualified opinion, the "Income Statement"). If the net worth of the Company as determined pursuant to the Closing Balance Sheet (the "Audited Closing Net Worth") was less than $(950,000) as of the Closing Date or the Company's cash on hand as determined pursuant to the Closing Balance Sheet (the "Closing Cash on Hand") was less than the Required Minimum Cash, then the Preferred Purchase Price shall be reduced by an amount equal to the sum of (x) the difference between $(950,000) and the Audited Closing Net Worth and (y) the difference between the Required Minimum Cash and the Closing Cash on Hand, with such reduction in the Preferred Purchase Price offset against, and recoverable by Parent from, the Escrow Shares held in escrow pursuant to the Escrow Agreement. For purposes of this Agreement, the Required Minimum Cash shall mean the sum of
(x) $1,800,000 and (y) the aggregate Per Share Common Cash Consideration. If the Gross Revenues (as defined below) of the Company for the twelve month period ended February 28, 1999 as determined pursuant to the Income Statement were less than $4,261,000, then the Preferred Purchase Price shall be reduced by fifty cents ($0.50) for each dollar of such shortfall and any such reduction in the Preferred Purchase Price shall be offset against, and recoverable by Parent from, the Escrow Shares pursuant to the Escrow Agreement.

     1.6 Dissenting Shares.

         (a) For purposes of this Agreement, "Dissenting Shares" means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with the Georgia Act and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration, unless such Company Stockholder shall have forfeited his right to appraisal under the Georgia Act or withdrawn, with the consent of the Company, his demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration issuable in respect of such Company Shares pursuant to Sections 1.5, and (ii) promptly following the occurrence of such event, if the formerly Dissenting Shares are Company Preferred Shares, the Buyer shall cause the Exchange Agent to deliver to such holder a certificate representing such percentage of the Merger Shares to which such holder is entitled pursuant to Sections 1.5 (which shares, if any, shall be considered Initial Shares for all purposes of this Agreement), or (iii) promptly following the occurrence of such event, if the formerly


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Dissenting Shares are Company Common Shares, the Buyer shall cause the Company
(or the Surviving Corporation) to deliver to the former holders thereof the Per Share Common Cash Consideration into which their Company Common Shares were converted pursuant to Section 1.5.

         (b) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Georgia Act. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

     1.7 Fractional Shares. No certificates or script representing fractional Merger Shares shall be issued to former Company Preferred Stockholders upon the surrender for exchange of Preferred Certificates, and such former Company Preferred Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Parent with respect to any fractional Merger Shares that would otherwise be issued to such former Company Preferred Stockholders. In lieu of any fractional Merger Shares that would otherwise be issued, each former Company Preferred Stockholder that would have been entitled to receive a fractional Merger Share shall, upon proper surrender of such person's Preferred Certificates, receive such whole number of Merger Shares as is equal to the precise number of Merger Shares to which such person would be entitled, rounded up or down to the nearest whole number (with a fractional interest equal to .5 rounded to the nearest odd number); provided that each such holder shall receive at least one Initial Share or Escrow Share, as the case may be.

     1.8 Dividends. No dividends or other distributions that are payable to the holders of record of Parent Common Stock as of a date on or after the Closing Date shall be paid to former Company Preferred Stockholders entitled by reason of the Merger to receive Merger Shares until such holders surrender their Preferred Certificates. Upon such surrender, Parent shall pay or deliver to the persons in whose name the certificates representing such Merger Shares are issued any dividends or other distributions that are payable to the holders of record of Parent Common Stock as of a date on or after the Closing Date and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

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     1.9 Escrow. On the Closing Date, Parent, the Escrow Agent and the
Principals shall enter into the Escrow Agreement. On the Closing Date, Parent shall authorize its transfer agent to deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent) representing the Escrow Shares, as described in Sections 1.5, for the purpose of securing the indemnification obligations of the Principals set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

     1.10 Options and Bonus Pool.

         (a) The Parties recognize and acknowledge that there are outstanding at the time of execution of this Agreement, as set forth on Exhibit 2.2(b) to
Section 2.2 of the Disclosure Schedule, certain options for the purchase of Company Common Shares (the "Options") some of which are vested, and some of which are not yet vested. As of immediately prior to the Effective Time, all Options, whether vested or unvested, shall either be cancelled or exercised in full. With respect to any such Options that are exercised, the full exercise price in respect thereof shall be remitted to the Company.

         (b) The Company shall obtain, prior to the Closing, the agreement from each holder of an Option that all Options held by such holder shall either be cancelled or exercised in full as provided in this Section (unless such agreement is not required under the terms of the applicable agreement, instrument or plan to effectuate such cancellation or exercise).

         (c) The Parties agree that a number of shares of Parent Common Stock equal to (x) 5% of the Preferred Purchase Price divided by (y) the Average Closing Price (as defined in Section 1.5) (the "Bonus Pool") shall be issued by Parent promptly following the Effective Time to certain designated employees of the Surviving Corporation pursuant to a schedule to be agreed upon between Parent and Baker Communications (the "Designated Employees"); provided, that, such shares shall be issued pursuant to restricted stock agreements to be entered into between Parent and each Designated Employee, which agreements shall provide, in addition to such other terms and conditions as are customary and reasonable, (i) that such shares shall vest on the eighteen (18) month anniversary of the Effective Time (the "Vesting Date"), and (ii) that if any such Designated Employee is not an employee of either the Surviving Corporation, Rare Medium or Parent (or any of their successors) at any time prior to the Vesting Date, such shares as shall have been allocated to such Designated Employee hereunder shall be immediately forfeited by such employee and returned to Parent. Any shares in the Bonus Pool forfeited by a Designated Employee as provided above (a "Former Designated Employee") shall be cancelled by Parent and all such Former Designated Employees shall no longer be deemed Designated Employees and shall have no rights to or in respect of the Bonus Pool.

     1.11 Issuance of Additional Preferred Shares. The Parties acknowledge that, immediately prior to the Effective Time, certain Company Preferred Shares will be issued by the Company in settlement of litigation involving two shareholders of the Company (the "Settlement"). Upon issuance, such Preferred Shares shall be pari passu with all Company Preferred Shares outstanding as of the date of this Agreement, and in the Merger and otherwise shall be treated identically with all other Company Preferred Shares. At the time of issuance of the additional Company Preferred Shares, the two shareholders shall become


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signatories to this Agreement and shall thereafter (but not before) be considered Principals, subject to all benefits and burdens attributable to Principals under this Agreement.

     1.12 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be the same as the Certificate of Incorporation of the Acquisition Subsidiary immediately prior to the Effective Time, except that it shall be governed by Georgia law.

     1.13 By-laws. The By-laws of the Surviving Corporation shall be the same as the By-laws of the Acquisition Subsidiary immediately prior to the Effective Time.

     1.14 Directors and Officers. The officers and directors of the Acquisition Subsidiary shall become the officers and directors of the Surviving Corporation as of the Effective Time.

     1.15 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of certificates representing such shares shall cease to have any rights with respect thereto, except as provided herein or by law.

     1.16 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, certificates representing duly authorized, issued and outstanding Company Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration in accordance herewith (subject to Section 1.9) and subject to applicable law in the case of Dissenting Shares.

                                   ARTICLE II

        REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPALS

     Except as set forth in the Disclosure Schedule attached hereto (which schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article II, the "Disclosure Schedule"), the Company and the Principals jointly and severally represent and warrant to Parent and Acquisition Subsidiary, as of the date of this Agreement and as of the Closing (which representations and warranties shall survive the Closing to the extent provided in Section 6.3 hereof), as follows:

     2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Georgia. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, assets, results of operations or financial condition (a "Material Adverse Effect") of the Company. The Company has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer true and complete copies of its Certificate of Incorporation and By-laws, each as amended


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and as in effect on the date hereof. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws.

     2.2 Capitalization.

         (a) The authorized capital stock of the Company consists solely of 35,000,000 shares of Preferred Stock, $.01 par value per share, and 50,000,000 shares of Common Stock, $.01 par value per share, of which all of the outstanding shares of such preferred stock are held by the Principals and 6,999,900 shares of such common stock are issued and outstanding. No shares of such stock are currently held in the treasury of the Company. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list of (i) all shareholders of record of the Company, indicating the number of Company Shares held of record by each shareholder, and (ii) all holders of Options, indicating the number of Company Shares subject to each Option and the exercise price thereof. As set forth in Section 1.11 hereof, certain other Company Preferred Shares will be issued immediately prior to the Effective Time. Except as set forth on Section 2.2 of the Disclosure Schedule, to the knowledge of the Company each shareholder of the Company is an "accredited investor" within the definition set forth in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). All of the issued and outstanding Company Shares are, and all Company Shares that may be issued upon exercise of Options will be, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock, other than the Options listed in
Section 2.2 of the Disclosure Schedule. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements, voting trusts, proxies, or understandings with respect to the voting, or registration under the Securities Act, of any Company Shares. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

         (b) Except as set forth in this Section 2.2 or as reserved for future grants of options under any stock option plan of the Company, there are no equity securities of any class of the Company or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section or the Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating either of them to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, including as a result of the transaction contemplated by this Agreement.

     2.3 Authorization of Transaction. The Company and the Principals have all requisite power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Stockholder Approval, to perform their respective obligations hereunder. The execution and delivery of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger (the "Requisite Stockholder Approval"), the performance by the Company and the Principals of this Agreement and the consummation by the Company and the Principals of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and the Company Stockholders. This Agreement has been

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duly and validly executed and delivered by the Company and the Principals and, assuming the due authorization, execution and delivery hereof by each of Parent and Acquisition Subsidiary and subject to obtaining the Requisite Stockholder Approval, constitutes a valid and binding obligation of the Company and each Principal, enforceable against each of them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor's rights generally, or by general equitable principles, and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws.

     2.4 Noncontravention. Subject to the filing of the Certificates of Merger as required by applicable law and obtaining the Requisite Stockholder Approval and except as set forth on Section 2.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, will (a) conflict with or violate any provision of the charter or By-laws of the Company, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), other than any filing, permit, authorization, consent or approval which if not obtained would not have a Material Adverse Effect on the Company or on the ability of the Parties to consummate the transactions contemplated by this Agreement, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Company is a party or by which the Company is bound or to which any of its assets is subject, other than any filing, permit, authorization, consent or approval which if not obtained would not have a Material Adverse Effect on the Company or on the ability of the Parties to consummate the transactions contemplated by this Agreement, (d) result in the imposition of any Security Interest upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens,
(ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) ("Ordinary Course of Business") of the Company and which would not have a Material Adverse Effect on the Company.

     2.5 Subsidiaries. The Company does not have any subsidiaries nor does it own or hold any interest, directly or indirectly in any other corporation, partnership or other business entity.

     2.6 Financial Statements. Attached herewith in Section 2.6 of the Disclosure Schedule are (i) the audited balance sheet and audited statements of income, changes in stockholders' equity and cash flows of the Company as of and for the most recent completed fiscal year (the balance sheet included therein and dated as of June 30, 1998 being referred to herein as (the "Most Recent Audited Balance Sheet"), and (ii) the unaudited balance sheet and unaudited consolidated statements of income, changes in stockholders' equity and cash flows of the Company as of and for the nine month period ended March 31, 1999 (the balance sheet included therein and dated as of March 31, 1999 being


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referred to herein as (the "Most Recent Unaudited Balance Sheet"). Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the consolidated financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company.

     2.7 Absence of Certain Changes. Since the date of the Most Recent Audited Balance Sheet, (a) there has not been any material adverse change in the assets, business, financial condition or results of operations of the Company, nor has there occurred any event or development which could reasonably be foreseen to result in such a material adverse change in the future, and (b) the Company has not taken any of the actions set forth in Section 4.5.

     2.8 Undisclosed Liabilities; Permitted Liabilities.

         (a) The Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (i) liabilities shown on the Most Recent Unaudited Balance Sheet, which liabilities include the liabilities set forth on the "Accounts Payable and Other Liability Analysis" schedule attached to Section 2.8 of the Disclosure Schedule (the liabilities on such schedule being referred to herein as the "Stated Liabilities"), (ii) current liabilities which have arisen since the Most Recent Unaudited Balance Sheet in the Ordinary Course of Business and not in excess of $25,000 in the aggregate or $2,500 individually and (iii) contractual liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and which are disclosed on Section 2.15 of the Disclosure Schedule. The Stated Liabilities, together with the liabilities described in clauses (ii) and (iii) of this subsection, shall be referred to herein as the "Permitted Liabilities".

         (b) To the best knowledge of the Company and the Principals, the amount of the liabilities and obligations owing to each person listed on such Accounts Payable and Other Liability Analysis schedule under the heading "Balance" represents the maximum amount owed to each such person by the Company as of the date of such schedule and there are no other liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) owing to any person listed on such schedule by the Company as of such date, except for liabilities described in either clause (ii) or (iii) of subsection (a) of this Section.

     2.9 Tax Matters.

         (a) The Company has filed all Tax Returns (as defined below) that it was required to file prior to the date of this Agreement and all such Tax Returns were correct and complete in all material respects. The Company has paid all Taxes (as defined below) that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company for tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Most Recent Balance Sheet. The Company has no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

         (b) The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 1996. The federal income Tax Returns of the Company have never been audited by the Internal Revenue Service. No examination or audit of any Tax Returns of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company and the Principals, threatened or contemplated. The Company has not waived any statute of limitations with respect to taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

         (c) The Company is not a "consenting corporation" within the meaning of
Section 341(f) of the Code and none of its assets are subject to an election under Section 341(f) of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. The Company is not a party to any Tax allocation or sharing agreement.

         (d) The Company is not or has never been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code). The Company has not made an election under Treasury Reg. Section 1.1502-20(g). The Company is not nor has it ever been required to make a basis reduction pursuant to Treasury Reg. Section 1.1502-20(b) or Treasury Reg. Section 1.337(d)-2T(b).

     2.10 Assets. To the best knowledge of the Company and the Principals, the Company owns or lease all tangible assets necessary and sufficient for the conduct of its business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Other than as set forth on Section 2.10 of the Disclosure Schedule, no asset of the Company (tangible or intangible) is subject to any Security Interest.

     2.11 Real Property. The Company does not own any real property.

     2.12 Intellectual Property.

         (a) The Company owns or has the right to use all Intellectual Property (as defined below) incorporated in its products or, to the best knowledge of the Company and the Principals, necessary for, or used in, the operation of its business as presently conducted (the "Company Intellectual Property"). Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation on substantially identical terms and conditions immediately following the Closing. The Company has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses, including, without limitation, maintaining all registrations and paying all fees associated therewith. No other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Section 2.12(c) of the Disclosure Schedule), and, to the knowledge of the Company and the Principals, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. The Company has made available to the Buyer complete and accurate copies of all written documentation in the Company's possession relating to claims or disputes known to it concerning any item of Company Intellectual Property. For purposes of this agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) trademarks, service marks, trade names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing. Section 2.12(a) of the Disclosure Schedule lists each patent, patent application, copyright registration, mask work registration or application therefor, and trademark or service mark registration or application therefor of the Company.

         (b) None of the activities or business presently conducted by the Company infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. The Company has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation and no such claim has been threatened by any third party.

         (c) Section 2.12(c) of the Disclosure Schedule identifies each license or other agreement (or type of license or other agreement) pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any of Company Intellectual Property.

         (d) Section 2.12(d) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" licenses).

         (e) The Company has not disclosed the source code for any of the software owned by the Company and incorporated in any of its products or necessary for the operation of its business as presently conducted (the "Software") or other confidential or proprietary information constituting, embodied in or pertaining to the Software to any person or entity and has taken reasonable measure to prevent such disclosure.

         (f) All of the Software has been created by employees of the Company within the scope of their employment or by independent contractors who have executed agreements expressly assigning all right, title and interest in the Software to the Company. No portion of the Software was jointly developed with any third party.

     2.13 Inventory. All inventory of the Company, whether or not reflected on the Most Recent Unaudited Balance Sheet, consists of a quality and quantity useable and saleable in the Ordinary Course of Business, except for obsolete items and items of below- standard quality, all of which have been written-off or written-down to net realizable value on the Most Recent Balance Sheet. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Company.
Section 2.13 of the Disclosure Schedule lists all of the Company's work in process (identified by project), the percentage of completion of each such project, and the total agreed upon retail price the Company expects to receive with respect to each such project.

     2.14 Real Property Leases. Section 2.14 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Parent correct and complete copies of the leases and subleases (as amended to date) listed in Section 2.14 of the Disclosure Schedule. To the best knowledge of the Company and the Principals, with respect to each lease and sublease listed in Section 2.14 of the Disclosure Schedule:

         (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

         (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to any consents with respect thereto listed on Section 2.4 of the Disclosure Schedule;

         (c) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

         (d) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

         (e) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

         (f) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

         (g) the owner of the facility leased or subleased has good and clear record and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant or other restriction, except for recorded easements, covenants, and other restrictions which do not impair the intended uses, occupancy or value of the property subject thereto.

     2.15 Contracts. Section 2.15 of the Disclosure Schedule lists the following written arrangements (including without limitation written agreements) to which the Company is a party:

         (a) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $20,000 per annum;

         (b) any written arrangement (or group of related written arrangements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services (i) which calls for performance over a period of more than one year, (ii) which involves more than the sum of $20,000, or (iii) in which the Company has granted manufacturing rights, "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

         (c) any written arrangement establishing a partnership or joint venture;

         (d) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $20,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

         (e) any written arrangement concerning confidentiality or noncompetition;

         (f) any written arrangement involving any officer or director of the Company, any Company Stockholder or any of their respective affiliates, as such term is defined in Rule 12b-2 under the Exchange Act ("Affiliates");

         (g) any written arrangement under which the consequences of a default or termination could have a Material Adverse Effect on the Company; and

         (h) any other written arrangement (or group of related written arrangements) either (x) involving more than $20,000 or (y) not entered into in the Ordinary Course of Business.

     The Company has delivered to the Buyer a correct and complete copy of each written arrangement (as amended to date) listed or required to be listed in
Section 2.15 of the Disclosure Schedule. With respect to each such written arrangement, except as disclosed in the Disclosure Schedule: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect; (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to obtaining the consents required by such arrangement that are listed on
Section 2.4 of the Disclosure Schedule; and (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement. The Company is not a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.15 of the Disclosure Schedule under the terms of this Section 2.15.

     2.16 Accounts Receivable. Except as set forth in Section 2.16 of the Disclosure Schedule, all accounts receivable of the Company reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. Section
2.16 of the Disclosure Schedule lists an aging schedule of all accounts receivable from any one person in excess of $15,000.

     2.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

     2.18 Insurance. Section 2.18 of the Disclosure Schedule sets forth the name of the insurer, the name of the policyholder, the name of each covered insured, the policy number, the period of coverage with respect to each insurance policy and the annual premium in respect of each such policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years.
(i) Each such insurance policy is enforceable and in full force and effect; (ii) such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to obtaining any consents required pursuant to such policy that are listed on Section 2.4 of the Disclosure Schedule; (iii) the Company is not in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and (iv) the Company has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. The Company has not incurred any loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy. The Company is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged.

     2.19 Litigation. Section 2.19 of the Disclosure Schedule identifies, and contains a brief description of, (a) any unsatisfied judgment, order, decree, stipulation or injunction and (b) any claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or before any arbitrator to which the Company is a party or, to the knowledge of the Company and the Principals, either is threatened to be made a party. None of the complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2.19 of the Disclosure Schedule could have a Material Adverse Effect on the Company.

     2.20 Product Warranty. No product manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return or other indemnity which if enforced, either individually or in the aggregate, would have a Material Adverse Effect on the Company. The Company's standard terms and conditions of sale or lease are set forth in Section 2.20 of the Disclosure Schedule. Section 2.20 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling its obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years covered by the Financial Statements; and the Company knows of no reason why such expenses should significantly increase as a percentage of sales in the future.

     2.21 Employees; Labor Matters. Section 2.21 of the Disclosure Schedule contains a list of all employees of each of the Company, along with the position and the annual rate of compensation of each such person and the amount and date of each such employee's last raise. Each key employee of the Company has entered into a confidentiality and assignment of inventions agreement with the Company, a copy of which has previously been delivered to Parent. To the knowledge of the Company and the Principals, no key employee or group of employees of the Company has any plans to terminate employment with the Company. Except as set forth in
Section 2.21 of the Disclosure Schedule, there are no disputes, employee grievances or disciplinary actions pending, or to the knowledge of the Company and the Principals threatened, involving the Company and any of its present or former employees. The Company has complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours, the failure to comply with which would have a Material Adverse Effect upon the Company. The Company is not engaged in any unfair labor practice and has no liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Neither the Company nor the Principals have any knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

     2.22 Employee Benefits.

          (a) Section 2.22(a) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company (all such plans, whether or not listed on such schedule, being referred to herein as the "Company Employee Benefit Plans"). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. The Company has no ERISA Affiliates. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code),
(ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under
Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company. Complete and accurate copies of (i) all Company Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last two plan years for each Company Employee Benefit Plan, have been delivered or made available to the Buyer. Each Company Employee Benefit Plan has been administered in all material respects in accordance with its terms and the Company has in all material respects met its obligations with respect to such Company Employee Benefit Plan and has made all required contributions thereto. The Company and all Company Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

          (b) There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Company Employee Benefit Plan or asserting any rights or claims to benefits under any Company Employee Benefit Plan that could give rise to any material liability of the Company.

         (c) All the Company Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Company Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and, to the best knowledge of the Company and the Principals, no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

         (d) The Company has never maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

         (e) At no time has the Company been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

         (f) There are no unfunded obligations under any Company Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.

         (g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company or any ERISA Affiliate that would subject the Company to any fine, penalty, tax or liability of any kind imposed under ERISA or the Code, except to the extent that any such act, omission or condition would not have a Material Adverse Effect on the Company or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         (h) No Company Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

         (i) No Company Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Employee Benefit Plan.

         (j) Section 2.22(j) of the Disclosure Schedule discloses each: (i) agreement with any director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and
(iii) agreement or plan binding the Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     2.23 Environmental Matters.

          (a) The Company has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that do not and will not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no pending or, to the knowledge of the Company or the Principals, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that will not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA").

          (b) To the best knowledge of the Company and the Principals, there have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company. With respect to any such releases of Materials of Environmental Concern, the Company has given all required notices to Governmental Entities (copies of which have been provided to Parent). The Company does not possess actual or constructive knowledge of any releases of Materials of Environmental Concern at parcels of real property or facilities owned, operated or controlled by persons other than the Company that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Company. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

         (c) Set forth in Section 2.23(c) of the Disclosure Schedule is a list of all environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any former subsidiary (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company or any former subsidiary has possession of or access to. Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to the Buyer.

          (d) Set forth in Section 2.23(d) of the Disclosure Schedule is a list of all of the hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by the Company or any former subsidiary since (or any of their predecessors). The Company is not aware of any material environmental liability of any such transporter or facility.

     2.24 Legal Compliance. The Company and the conduct and operations of its business are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Company or its business, except for any violation of or default under a law referred to in clause (b) above which reasonably may be expected not to have a Material Adverse Effect on the Company.

     2.25 Permits. Section 2.25 of the Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted or as proposed to be conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Each such Permit is in full force and effect and, to the best of the knowledge of the Company and the Principals, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

     2.26 Certain Business Relationships With Affiliates. No Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to the Company. Section 2.26 of the Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof which are reflected in the statements of operations of the Company included in the Financial Statements.

     2.27 Brokers' Fees. Except for the liability to Wit Capital which is disclosed on Section 2.27 of the Disclosure Schedule and which shall either be discharged, or the Principals shall provide reasonable indemnification to Parent, at the Closing, the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     2.28 Books and Records. The minute books and other similar records of the Company contain true and complete records of all actions taken at any meetings of the Company's shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the Company's assets, liabilities, business, financial condition and its results of operations and have been maintained in accordance with good business and bookkeeping practices. The Company has furnished or made available to Buyer or its representatives for their examination true and complete copies of the Company's minute books and their stock transfer books.

     2.29 Customers and Suppliers. No unfilled customer order or commitment obligating the Company to process, manufacture or deliver products or perform services will result in a loss to the Company upon completion of performance. No purchase order or commitment of the Company is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. No material supplier of the Company has indicated within the past year that it will stop, or materially decrease the rate of, supplying materials, products or services to the Company and no material customer of the Company has indicated within the past year that it will stop, or materially decrease the rate of, buying, leasing or licensing materials, products or services from them. Section 2.29 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 5% of the consolidated revenues of the Company during the last full fiscal year and the approximate amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or component to the Company.

     2.30 Company Action. The Board of Directors of the Company has by the unanimous written consent of all its directors (i) determined that the Merger is fair and in the best interests of the Company and its shareholders, (ii) adopted this Agreement in accordance with the provisions of the Georgia Act, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.

     2.31 Disclosure. No representation or warranty by the Company or the Principals contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Company or the Principals pursuant to this Agreement, and no other statement made by the Company, the Principals or any of their representatives in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company has disclosed to the Buyer all material information relating to the business of the Company or the transactions contemplated by this Agreement.

     2.32 Year 2000. Section 2.32 of the Disclosure Schedule attached hereto identifies each "year 2000" audit, report or investigation that has been performed by or on behalf of the Company with respect to its business and operations, and the Company has provided to the Buyer true and correct copies of all such audits, reports or investigations. Except as set forth in such audits, reports and investigations, the Company is not aware of any failure of either
(i) its software systems, if any, or (ii) other computer software used by or licensed to or by it from or to third parties, to be Year 2000 Compliant. For purposes of this Agreement, "Year 2000 Compliant" means, with respect to each system referred to in the prior sentence, that such system (i) will accurately receive, record, store, provide, recognize and process all date and time data from, during, into and between the twentieth and twenty-first centuries;

(ii) will accurately perform all date-dependent calculations and operations (including, without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty- first centuries; and (iii) will not malfunction, cease to function or provide invalid or incorrect results as a result of (x) the change of century, (y) date data, including date data which represents or references different centuries or more than one century or (z) the occurrence of any particular date; in each case without human intervention, other than original data entry. The Company has not provided any guarantee or warranty for any product sold or licensed, or services provided, by the Company to the effect that such product or service (i) complies with or accounts for the fact of the arrival of the year 2000 or (ii) will not be adversely affected with respect to functional interoperability, performance or volume capacity (including without limitation the processing and reporting of data) by virtue of the arrival of the year 2000.

     2.33 Government Contracts. To the best knowledge of the Company and the Principals, the Company has never been, nor as a result of the consummation of the transactions contemplated by this Agreement is it reasonable to expect that it will be, suspended or debarred from bidding on contracts or subcontracts for any agency of the United States government, nor has such suspension or debarment been threatened or action for such suspension or debarment been commenced. The Company has never been nor is it now being audited or investigated by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or the inspector general of any agency of the United States government, nor has such audit or investigation been threatened. There is no valid basis for the Company's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States government and there is no valid basis for a claim pursuant to an audit or investigation by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or the inspector general of any agency of the United States government, or any prime contractor.

     2.34 Absence of Questionable Payments. To the best knowledge of the Company and the Principals, neither the Company, nor any of its directors, officers, agents, employees or other person acting on its behalf, has used any of the Company's funds for unlawful contributions, payments, gifts or entertainment, or made unlawful expenditures relating to political activity to government officials or others. Neither the Company nor any current director, officer, agent, employee or other person acting on its behalf has accepted or received any improper or unlawful contributions, payments, gifts or expenditures.

     2.35 Bank Accounts. Section 2.35 of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

     2.36 Insider Interests. No Company Stockholder nor any officer or director of the Company has any interest (other than as shareholders of the Company) (a) in any property, real or personal, tangible or intangible, used in or directly pertaining to the Company's business, including, without limitation, inventions, patents, trademarks or trade names, or (b) in any agreement, contract, arrangement or obligation relating to the Company, its present or prospective businesses or operations, except for the employment agreements to be entered into between certain of the Principals and the Surviving Corporation at the Closing.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PARENT
                         AND THE ACQUISITION SUBSIDIARY

      Each of Parent and the Acquisition Subsidiary jointly and severally represent and warrant to the Company and the Principals, as of the date of this Agreement and as of the Closing (which representations and warranties shall survive the Closing to the extent provided in Section 6.3 hereof), as follows:

     3.1 Organization. Each of the Parent and the Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each such corporation is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole. Each such corporation has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Parent has furnished to the Company true and complete copies of Parent's Certificate of Incorporation and By-laws, each as amended and as in effect on the date hereof. Neither Parent nor Acquisition Subsidiary is in default under or in violation of any provision of its Certificate of Incorporation or By-laws.

     3.2 Capitalization. The authorized capital stock of Parent consists of 210,000,000 shares of capital stock, of which 200,000,000 shares are Parent Common Stock, and 10,000,000 shares are preferred stock, $.01 par value per share, of which no such shares of preferred stock are issued and outstanding on the date hereof. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free. All of the outstanding shares of capital stock of Acquisition Subsidiary are owned by Buyer.

     3.3 Authorization of Transaction. Each of Parent and the Acquisition Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of Parent) the Escrow Agreement and to perform their respective obligations hereunder and thereunder. The execution and delivery of this Agreement and (in the case of Parent) the Escrow Agreement by Parent and the Acquisition Subsidiary, the performance of this Agreement and (in the case of Parent) the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby by Parent and the Acquisition Subsidiary have been duly and validly authorized by all necessary corporate and stockholder action on the part of Parent (including its stockholders, as applicable) and Acquisition Subsidiary, except that this Agreement and the transactions contemplated hereby have not been approved by the Board of Directors of Parent (which approval is expected to occur promptly following the execution of this Agreement). Subject to the approval of this Agreement by the Board of Directors of Parent, this Agreement has been duly and validly executed and delivered by Parent and the Acquisition Subsidiary and constitutes a valid and binding obligation of each of them, enforceable against them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor's rights generally, or by general equitable principles, and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws.

     3.4 Noncontravention. Subject to the filing of the Certificates of Merger as required by applicable law, neither the execution and delivery of this Agreement or (in the case of Parent) the Escrow Agreement by Parent or the Acquisition Subsidiary, nor the consummation by Parent or the Acquisition Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of Parent or the Acquisition Subsidiary, (b) require on the part of Parent or the Acquisition Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, other than any filing, permit, authorization, consent or approval which if not obtained or made would not have a material adverse effect on the assets, business, financial condition or results of operations of Parent or on the ability of the Parties to consummate the transactions contemplated by this Agreement, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which Parent or Acquisition Subsidiary is a party or by which either is bound or to which any of their assets are subject, other than any conflict, breach, default, acceleration, termination, modification or cancellation which individually or in the aggregate would not have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of Parent or on the ability of the Parties to consummate the transactions contemplated by this Agreement, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Acquisition Subsidiary or any of their properties or assets.

     3.5 Reports and Financial Statements. Parent has previously furnished to the Company complete and accurate copies, as amended or supplemented, of each report, schedule and proxy statement filed with the Securities and Exchange Commission (the "SEC") on or after January 1, 1999 (collectively, the "Buyer Reports"). As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.6 Brokers' Fees. Neither Parent nor the Acquisition Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     3.7 Experience. Parent acknowledges that it and its representatives are experienced in, and capable of, evaluating the financial condition and prospects of corporations like the Company. Parent has had access to the records of the Company and has had the opportunity to ask questions concerning the Company's business, financial condition, prior transactions, and corporate history. Parent further understands that the financial statements of the Company previously provided to it have not been audited. The foregoing however, shall not limit or modify the representation and warranties of the Company or the Principals contained in Article II.

                                   ARTICLE IV

                                    COVENANTS

     4.1 Best Efforts. Each of the Parties shall use its best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

     4.2 Notices and Consents. The Company shall use its best efforts to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be required by or with respect to the Company in connection with the transactions contemplated by this Agreement (including without limitation those listed in Section 2.4 or Section 2.25 of the Disclosure Schedule).

     4.3 Stockholder Consents/Agreements.

         (a) The Company shall use its best efforts to obtain the Requisite Stockholder Approval as soon as reasonably practical after the date hereof. In connection with the Requisite Stockholder Approval, the Company acting through its Board of Directors, shall recommend that the Company Stockholders consent to the adoption of this Agreement and the approval of the Merger.

         (b) Until this Agreement is terminated in accordance herewith, each Principal agrees (i) to vote all Company Shares that are beneficially owned by him or it, or for which he or it has voting authority, in favor of the adoption of this Agreement and the approval of the Merger, (ii) to otherwise use his or its best efforts to obtain the Requisite Stockholder Approval, and (iii) not to
(A) sell, offer to sell, pledge, transfer or otherwise dispose of any Company Shares, or (B) engage in any transaction, whether or not with respect to any Company Shares or any interest herein, the intent or effect of which is to reduce the risk of owning any Company Shares (including, by way of example and not limitation, engaging in put, call, short-sale, straddle or similar market transactions).

     4.4 Restriction on Sale of Parent Common Stock.

         (a) Each Principal agrees that, for a period of eighteen (18) months after the Effective Time of the Merger, such shareholder will not (i) sell, offer to sell, pledge, transfer or otherwise dispose of any shares of Parent Common Stock received by him, her or it in the Merger, or (ii) engage in any transaction, whether or not with respect to any shares of Parent Common Stock or any interest herein, the intent or effect of which is to reduce the risk of owning the shares of Parent Common Stock acquired hereunder (including, by way of example and not limitation, engaging in put, call, short-sale, straddle or similar market transactions).

         (b) All shares of Parent Common Stock subject to the provisions of paragraph (a) above shall, until the expiration of the stated time periods, bear a legend substantially as follows:

         "The shares represented by this certificate may not be offered, sold, pledged, transferred or otherwise disposed of except in accordance with the conditions specified in that certain Agreement and Plan of Merger, dated ____________, 1999, by and among the holder of this certificate, Rare

         Medium Group, Inc. and the other parties thereto, a copy of which may be inspected by the holder of the certificate at the principal offices of Rare Medium Group, Inc. or furnished by Rare Medium Group, Inc. to the holder of this certificate upon written request and without charge."

     4.5 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time (or termination of this Agreement), the Company shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition (normal wear and tear excepted), keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time (or termination of this Agreement), the Company shall not, without the prior written consent of the Buyer or except for transactions expressly set forth in this Agreement; provided, however, that nothing contained in this Section shall restrict the ability of the Company and certain Principals to incur or discharge indebtedness between or among them as long as the conditions set forth in
Section 5.2 hereof are met at Closing:

         (a) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities or Options outstanding on the date hereof), or amend any of the terms of any such convertible securities or Options;

         (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

         (c) (i) create, incur or assume any debt not currently outstanding (including obligations in respect of capital leases); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or
(iii) make any loans, advances or capital contributions to, or investments in, any other person or entity, except with respect to clause (i) items in the Ordinary Course of Business and not in excess of in excess of $20,000 in the aggregate or $5,000 individually;

         (d) enter into (including the hiring of any new employees, other than at-will employees), adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement (whether written or oral) of the type described in Section 2.22(j) or (except for normal increases in the Ordinary Course of Business) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan;

         (e) acquire, sell, lease, encumber or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

         (f) amend its charter or By-laws;

         (g) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

         (h) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business (except that the foregoing shall not restrict the Company from paying its accountants, attorneys and financial advisors fees and expenses incurred with respect to this Agreement and the transactions contemplated hereby, subject to Section 8.11);

         (i) mortgage or pledge any of its property or assets or subject any such assets to any Security Interest;

         (j) sell, assign, transfer or license any Intellectual Property, other than in the Ordinary Course of Business;

         (k) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any material right under, any contract or agreement;

         (l) make or commit to make any capital expenditure in excess of $7,500 per item or $20,000 in the aggregate;

         (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company or the Principals set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

         (n) agree in writing or otherwise to take any of the foregoing actions.

     4.6 Full Access. The Company shall permit representatives of the Parent to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company. Each of Parent and the Acquisition Subsidiary (a) shall treat and hold as confidential any Confidential Information (as defined below), (b) shall not use any of the Confidential Information except in connection with this Agreement, and (c) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, "Confidential Information" means any confidential or proprietary information of the Company that is furnished in writing to Parent or the Acquisition Subsidiary by the Company in connection with this Agreement and is labeled confidential or proprietary; provided, however, that it shall not include any information (i) which, at the time of disclosure, is available publicly, (ii) which, after disclosure, becomes available publicly through no fault of Parent or the Acquisition Subsidiary, or

(iii) which Parent or the Acquisition Subsidiary knew or to which Parent or the Acquisition Subsidiary had access prior to disclosure.

     4.7 Notice of Breaches. Each party hereto shall promptly deliver to the others written notice of any event or development that would (a) render any statement, representation or warranty of such party in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect, or
(b) constitute or result in a breach by such party of, or a failure by such party to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

     4.8 Exclusivity. Neither the Company nor any Principal shall, and the Company and the Principals shall use their respective best efforts to cause their respective Affiliates and each of their officers, directors, employees, representatives and agents not to, directly or indirectly, (a) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than Parent) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, accumulation of Company Shares, proxy solicitation or other business combination involving the Company or any division of the Company or (b) provide any non-public information concerning the business, properties or assets of the Company to any person or entity (other than Parent). The Company shall immediately notify Parent of, and shall disclose to Parent all details of, any inquiries, discussions or negotiations of the nature described in the first sentence of this Section 4.8. Without the prior written consent of Parent, neither the Company nor any Principal or other Stockholder or any of their respective representatives will disclose to any other person the fact that the Confidential Information has been made available, or any of the terms, conditions or other facts with respect to the Merger, including the status thereof, except as required by law or permitted under the terms of this Agreement.

     4.9 Conversion of Baker Notes. Prior to the Closing, the Company shall secure the forgiveness of all outstanding principal and accrued interest under the promissory notes issued by the Company to Baker Communications (the "Baker Notes").

     4.10 Closing Balance Sheet; Required Minimum Cash. The Company and each Principal agrees that as of the Closing the Company shall (x) have no debts or other liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) (collectively, "Liabilities"), except for the Permitted Liabilities (as defined in Section 2.8), and (y) have cash on hand in an amount not less than the Required Minimum Cash (as defined in Section 1.5(g)).

     4.11 Supplemental Disclosure. Each of the Company and the Principals, prior to the Closing, may supplement or amend the Disclosure Schedule hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would not have resulted in a material change to such schedule; provided, however, that for the purpose of determining the rights and obligations of the Parties hereunder, any such supplemental or amended disclosure shall be deemed to have been disclosed as of the date of this Agreement. The Company and the Principals will promptly notify Parent in writing of any event, condition or circumstance occurring from the date hereof through the Closing which would constitute a violation or breach of this Agreement by either the Company or any Principal.

     4.12 Satisfaction of the Principals' Guaranties. Parent shall use its reasonable best efforts to cause the Surviving Corporation to satisfy in the Ordinary Course of Business, or to eliminate altogether, the personal liability of the Principals with respect to all obligations (such obligations being referred to as the "Secured Obligations") of the Company secured by any guaranties made by the Principals (such guaranties being referred to as the "Principal Guaranties") in connection with any contract or agreement listed in
Section 4.12 of the Disclosure Schedule. Notwithstanding the foregoing, in connection with any renewal, extension, material modification or amendment, exercise of option, or replacement of any Secured Obligation, Parent shall cause to be released the related Principal Guaranty so that the Principals shall have no further obligation with respect to same. In the unlikely event the Parent cannot accomplish the foregoing, then, and in such event, the Parent shall indemnify, defend and hold harmless the Principals as to any loss or damage occasioned by any such Principal Guaranty remaining in force pursuant to any such renewal, extension, material modification or amendment, or exercise of option of any such Secured Obligation. Notwithstanding the foregoing, the Principals shall have no further liability of any kind after Closing with respect to any credit facilities of the Company listed in Section 4.12 of the Disclosure Schedule with respect to vendors who supply products or services to the Company, except for any liability arising out of a breach of any provision of this Agreement, and the Parent shall indemnify, defend and hold harmless the Principals as to any loss or damage arising after Closing as to such credit facilities, except for any liability arising out of a breach of any provision of this Agreement. The covenants, obligations and indemnities contained in this Section shall survive Closing and the consummation of the transactions contemplated hereby indefinitely.

     4.13 Provision for Potential Sales/Use Tax Liabilities. Parent and the Principals agree to negotiate in good faith to make appropriate adjustments to the terms and amount of the Escrow hereunder or to provide Parent with other indemnification or protections acceptable to Parent if Parent, after consultation with its accountants and other advisors, determines that the Company (or the Surviving Corporation following the Closing) shall have any material unpaid sales, use or other tax liabilities or potential liabilities.

                                    ARTICLE V

                      CONDITIONS TO CONSUMMATION OF MERGER

     5.1 Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

         (a) this Agreement and the Merger shall have received the Requisite Stockholder Approval;

         (b) no action, suit or proceeding shall be pending or threatened by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of Parent to own, operate or control any of the assets and operations of the Surviving Corporation following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect; and

         (c) the execution by Parent, the Principals and the Escrow Agent of the Escrow Agreement; provided that no Party who refuses to sign such agreement may utilize this subsection if the terms of the Escrow Agreement are substantially as set forth in Exhibit A attached hereto.

     5.2 Conditions to Obligations of Parent and the Acquisition Subsidiary. The obligation of each of Parent and the Acquisition Subsidiary to consummate the Merger is subject to the satisfaction or waiver by such Party of the following additional conditions:

         (a) there shall be no Dissenting Shares as of the Effective Time;

         (b) the Company shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2, except as to such matters as the failure to obtain will not have a Material Adverse Effect (as defined in Section 2.0 of this Agreement) on the Company;

         (c) the representations and warranties of the Company and the Principals set forth in Article II shall be true and correct when made on the date hereof and as of the Effective Time as if made as of the Effective Time, except for representations and warranties expressly made only as of a specific date, which shall be true and correct as of such date;

         (d) the Company shall have performed or complied with the agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

         (e) the Company shall have delivered to Parent and the Acquisition Subsidiary a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) and (b) of Section 5.1 and clauses (a) through (d) of this Section 5.2 have been satisfied in all respects;

         (f) Parent the Acquisition Subsidiary shall have received from counsel to the Company an opinion with respect to the matters and in a form as substantially set forth in Exhibit B attached hereto, addressed to Parent and the Acquisition Subsidiary and dated as of the Closing Date;

         (g) the following persons shall have each entered into an employment agreement with the Buyer and/or the Surviving Corporation on terms and conditions acceptable to Buyer: Tracy MacGregor, Steve Laffler, Charlene Pletz, Dan Clark, and Pat Fitzgerald;

         (h) the Buyer shall have received from each of the Principals and each other Company Preferred Stockholder the investment representation letter in substantially the form of Exhibit C and the issuance of the Merger Shares as contemplated hereby shall, in the opinion of counsel to Parent, be exempt from the registration requirements of the Securities Act of 1933, as amended;

         (i) all Options shall have been exercised or cancelled and the agreement of each holder of an Option shall have been obtained as contemplated by Section 1.10 of this Agreement and the Baker Notes shall have been forgiven as contemplated by Section 4.9;

         (j) the Company shall have no Liabilities, except for the Permitted Liabilities (as defined in Section 2.8), the Stated Liabilities shall not exceed $2,400,000, and the Company shall have cash on hand in an amount not less than the Required Minimum Cash as set forth in Section 1.5(g);

         (k) the persons who are issued the additional Company Preferred Shares in accordance with Section 1.11 shall have executed a counterpart signature page to this Agreement agreeing to be bound by all the terms and conditions as Principals hereunder;

         (l) each of the Settlement (as defined in Section 1.11) and the settlement or indemnification of the potential liability of the Company to Wit Capital (as described in Section 2.27) shall be reasonably satisfactory in form and substance to the Parent and its counsel;

         (m) this Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors of Parent;

         (n) in the opinion of Parent after consultation with its accountants and other advisors, the Company (or the Surviving Corporation following the Closing) shall have no material unpaid sales, use or other tax liabilities or potential liabilities; and

         (o) all actions to be taken by the Company and the Company Stockholders in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Parent and the Acquisition Subsidiary.

     5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

         (a) the representations and warranties of Parent and the Acquisition Subsidiary set forth in Article III shall be true and correct when made on the date hereof and shall be true and correct as of the Effective Time as if made as of the Effective Time, except for representations and warranties expressly made only as of a specific date, which shall be true and correct as of such date;

         (b) each of Parent and the Acquisition Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

         (c) each of Parent and the Acquisition Subsidiary shall have delivered to the Company a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) and (b) of Section 5.1 and clauses (a) and (b) of this Section 5.3 is satisfied in all respects;

         (d) the Company and the Principals shall have received from counsel to Parent and the Acquisition Subsidiary an opinion with respect to the matters and in a form substantially as set forth in Exhibit D attached hereto, addressed to the Company and the Principals and dated as of the Closing Date; and

         (e) all actions to be taken by Parent and the Acquisition Subsidiary in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company.

                                   ARTICLE VI

                                 INDEMNIFICATION

     6.1 Indemnification.

         (a) The Principals shall indemnify the Surviving Corporation, Parent, their successors and assigns, and the officers, directors, affiliates, employees, controlling persons and agents of the foregoing (collectively, the "Buyer Indemnified Persons"), and hold each of them harmless against and in respect of any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (collectively, "Damages") incurred or suffered by any of them by reason of (i) a breach of any of the representations or warranties made by the Company or the Principals in this Agreement (other than in Section 2.8), (ii) a breach of any of the representations or warranties made by the Company or the Principals in Section
2.8 or any Liability other than a Permitted Liability, (iii) the nonperformance (whether partial or total) of any covenants or agreements made by the Company or the Principals in this Agreement, (iv) the failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares held by such Company Stockholder, free and clear of all liens, claims, pledges, options, adverse claims or charges of any nature whatsoever, or (v) any claim by a shareholder or former shareholder of the Company, or any other person, firm, corporation or entity, seeking to assert, or based upon:

(A) ownership or rights to ownership of any shares of stock of the Company;
(B) any rights of a shareholder (other than the right to receive the Merger Consideration pursuant to this Agreement or appraisal rights under the applicable provisions of the Georgia Act), including any option, preemptive rights or rights to notice or to vote; (C) any rights under the Certificate of Incorporation or By-laws of the Company; or (D) any claim that his, her or its shares were wrongfully repurchased by the Company; provided, however, that the Principals shall not have any liability under any of the foregoing clauses (i) through (v) unless the aggregate of all Damages relating thereto for which the Principals would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $50,000 (it being understood and agreed that the Principals shall be liable only from the first dollar of such Damages in excess of $50,000 in the event that the aggregate of such Damages exceeds such amount); and provided, further, that for purposes of determining the amount of Damages under said clauses for the breach of any representation, warranty or covenant in this Agreement that contains a materiality qualifier, such representation, warranty or covenant shall be deemed breached where the Damages relating thereto, individually or in the aggregate, is in excess of $5,000 (which Damages, once such $5,000 threshold has been surpassed, shall be included in full in determining whether the aggregate amount of Damages exceeds the $50,000 amount set forth in the next preceding proviso).

         (b) Parent agrees to indemnify and to hold harmless the Company and the Principals and their successors, assigns heirs, and legatees (the "Seller Indemnified Persons") against and in respect of any and all Damages incurred or suffered by them by reason of (i) a breach of any of the representations or warranties made by Parent or the Acquisition Subsidiary in this Agreement, (ii) the nonperformance (whether partial or total) of any covenants or agreements made by Parent or the Acquisition Subsidiary in this Agreement, or (iii) the failure of the Merger Shares to be either duly authorized, validly issued, fully paid and nonassessable or delivered by Parent free and clear of all liens, claims, pledges, options, adverse claims or charges of any nature whatsoever.

     6.2 Method of Asserting Claims.

         (a) If any person entitled to indemnification pursuant to Section 6.1 hereof (an "Indemnitee") is threatened in writing with any claim, or any claim is presented in writing to, or any action or proceeding is formally commenced against, any of the Indemnitees which may give rise to the right of indemnification hereunder, the Indemnitee will promptly give written notice thereof to each indemnifying party; provided, however, that any delay by an Indemnitee in so notifying the indemnifying party shall not relieve the indemnifying party of any liability to any of the Indemnitees hereunder except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure.

         (b) The indemnifying party or parties, by delivery of written notice to an Indemnitee within 30 days of notice of claim to indemnity from an Indemnitee, may elect to assume the defense of such claim, action or proceeding at the expense of the indemnifying party; provided, however, that (a) unless such written notice shall be accompanied by a written agreement of each indemnifying party acknowledging the liability of the indemnifying parties to the Indemnitees as a result of this Agreement for any indemnified damage which any Indemnitee might incur or suffer as a result of such claim, action or proceeding or the contesting thereof, each indemnifying party shall be jointly and severally liable for the attorneys' fees and expenses of the Indemnitee, if any, incurred in connection with defending such claim; (b) counsel undertaking such defense shall be reasonably acceptable to the Indemnitee; (c) the indemnifying parties shall mutually elect to contest such claim, action or proceeding and shall conduct and settle such contest in a joint manner, and if the indemnifying parties shall fail at any time to agree, the Indemnitee shall have no obligation to contest such claim, action or proceeding and (d) if the Indemnitee requests in writing that such claim, action or proceeding not to be contested, then it shall not be contested but shall not be covered by the indemnities provided herein. The indemnifying parties may settle an indemnifiable matter after delivering a written description of the proposed settlement to and receiving consent from the Indemnitee. In the event the Indemnitee unreasonably declines to consent to such settlement, then the Indemnitee shall have no right to indemnification beyond the amount of the proposed settlement. In the event the indemnifying parties jointly elect to contest an indemnifiable matter, the Surviving Corporation, Parent and the Principals shall permit each other reasonable access, subject to the provisions of Section 4.6 hereof, to their respective books and records and shall otherwise cooperate in connection with such claim. If the indemnifying parties do not jointly elect to contest an indemnifiable matter, they shall cooperate with the Indemnitee to the extent any of them has knowledge of facts or circumstances relating to such matter, and the Indemnitee shall have the exclusive right to prosecute, defend, compromise, settle or pay any claim, but the Indemnitee shall not be obligated to do so; provided, however, that, should the Indemnitee elect not to exercise its right exclusively to prosecute, defend, compromise, settle or pay such claim, any indemnifying party may elect to do so at its sole expense.

         (c) To secure their obligations pursuant to the provisions of this Section, the Principals agree to escrow shares of Parent Common Stock issuable to them in the Merger with an aggregate value of $1,425,000.00 (based upon the Average Closing Price), pursuant to the terms and conditions of the Escrow Agreement. Indemnity obligations hereunder shall be satisfied, in the case of indemnification of any Buyer Indemnified Person, through the release of Parent Common Stock pursuant to the Escrow Agreement, such shares to be valued as of the last reported sale on the last trading day prior to the release as reported in The Wall Street Journal, or its successor.

     6.3 Survival. The representations and warranties of the Parties set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until 12 months after the Closing Date and shall not be affected by any examination made for or on behalf of any Party or the knowledge of any of their respective officers, directors, shareholders, employees or agents. Notwithstanding the foregoing, the representations and warranties contained in Section 2.23 relating to environmental matters shall survive the Closing and the consummation of the transactions contemplated thereby indefinitely; and the representations and warranties contained in Section 2.9 relating to tax matters shall survive the Closing and the consummation of the transactions contemplated thereby and continue until the expiration of the applicable statute of limitations relating to such tax representations. If a notice is given in accordance with the Escrow Agreement before expiration of such periods, then (notwithstanding the expiration of such time period) the representation or warranty applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

     6.4 Limitation.

         (a) Notwithstanding anything to the contrary herein, except as provided in Section 6.4(c), the aggregate liability of the Principals for Damages other than those described in clause (ii) of Section 6.1(a) shall not exceed the Escrow Shares, and the sole remedy of any Buyer Indemnified Person against the Principals for such Damages under this Article VI (except as provided in Section 6.4(c)), shall be to make a claim against the Escrow Shares in accordance with the Escrow Agreement; and, provided, further, that the aggregate liability of the Principals for damages described in clause (ii) of Section 6.1(a) shall be limited to $1,575,000 plus any amount recovered from the Escrow; provided, that, to the extent there remains any shares in Escrow, the party entitled to indemnification hereunder shall proceed first against such Escrow. All damages to which a Buyer Indemnified Person may be entitled pursuant to the provisions of this Article shall be net of any insurance coverage with respect thereto.

         (b) Notwithstanding anything to the contrary herein, except as provided in Section 6.4(c), the aggregate liability of Parent and the Surviving Corporation for Damages under this Article VI shall not exceed $1,425,000.00.

         (c) Except with respect to claims based on fraud, the rights of the Indemnitees under this Article VI shall be the exclusive remedy of the Buyer Indemnified Persons and the Seller Indemnified Persons with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of any party hereto contained in this Agreement (provided that nothing contained in this Agreement shall limit or restrict any right or remedy Parent or the Surviving Corporation may have under any Environmental Law). No Company Stockholder shall have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

                                   ARTICLE VII

                                   TERMINATION

     7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Effective Time (whether before or after Requisite Stockholder Approval) as provided below:

         (a) the Parties may terminate this Agreement by mutual written consent;

         (b) Parent may terminate this Agreement by giving written notice to the Company in the event the Company or any Company Stockholder is in material breach (and such breach is not remedied within 10 days of delivery of written notice thereof), and the Company may terminate this Agreement by giving written notice to Parent and the Acquisition Subsidiary in the event Parent or the Acquisition Subsidiary is in material breach, of any representation, warranty or covenant contained in this Agreement, and such breach is not remedied within 10 days of delivery of written notice thereof;

         (c) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Company Stockholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval;

         (d) Parent may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before the 90th day following the date of this Agreement by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof (unless the failure results primarily from a breach by Parent or the Acquisition Subsidiary of any representation, warranty or covenant contained in this Agreement); or

         (e) the Company may terminate this Agreement by giving written notice to Parent if the Closing shall not have occurred on or before the 90th day following the date of this Agreement by reason of the failure of any condition precedent under Section 5.1 or 5.3 hereof (unless the failure results primarily from a breach by the Company or any Principal of any representation, warranty or covenant contained in this Agreement).

     7.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement); provided, however, that the confidentiality provisions contained in Section 4.6 shall survive any such termination.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.1 Press Releases and Announcements. No Party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

     8.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in
Article I concerning issuance of the Merger Consideration are intended for the benefit of the Company Stockholders, and (b) the provisions in Section 1.10(c) are intended for the benefit of the Designated Employees.

     8.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof, including the letter of intent dated April 7, 1999 and any nondisclosure agreement entered into prior to the date hereof.

     8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that the Acquisition Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of Parent.

     8.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures delivered shall be deemed to constitute originals.

     8.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid; one business day after it is sent via a reputable nationwide overnight courier service; or upon receipt if delivered personally, in each case to the intended recipient as set forth below:


   If to the Company or the Principals: Copy to:
   ---------------------------------------------

   Tracy MacGregor                      Akin Gump Strauss Hauer & Feld, LLP
   Struthers Martin, Inc.               1333 New Hampshire Avenue, NW, Suite 400
   490 Sun Valley Drive                 Washington DC 20036
   Roswell, Georgia  30076              Fax: (202) 887-4288
                                        Phone: (202) 887-4410
                                        Attention: John S. Graham, III


   And to
   Mr. Larry Bettino
   Baker Capital Partners, LLC
   Fax: (212) 486-0410
   Phone: (212) 848-2020
   540 Madison Avenue
   New York, NY 10022

   If to Parent or Acquisition          Copy to:
   ---------------------------          --------
   Subsidiary:
   -----------

   Rare Medium Group, Inc.              Morrison & Foerster LLP
   44 West 18th Street                  1290 Avenue of the Americas
   New York, NY 10011                   New York, New York 10104
   Fax: (212) 634-6951                  Fax: (212) 468-7900
   Phone: (212) 634-6950                Phone: (212) 468-8045
   Attn:  Robert C. Lewis               Attention:  John L. Cleary II, Esq.




     Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York.

     8.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to the restrictions contained in any applicable provision of the either the Delaware General Corporation Law or the Georgia Act. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Party against whom enforcement of such amendment is sought. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     8.11 Expenses. Except as set forth in the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that if the Merger is consummated, the Company shall not incur more than an aggregate of $60,000 in legal and accounting fees and expenses in connection with the Merger, and any fees and expenses incurred by the Company in excess of such amount shall be recoverable by Parent pursuant to Article VI.

     8.12 Specific Performance. Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions of Section 8.13), in addition to any other remedy to which it may be entitled, at law or in equity.

     8.13 Arbitration; Submission to Jurisdiction. Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration administered by the American Arbitration Association in New York City, in accordance with its Commercial Arbitration Rules, and judgment on the award may be entered in any court having jurisdiction thereof.

     8.14 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     8.15 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.



                 [remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                              RARE MEDIUM GROUP, INC.


                              By:
                                  ------------------------------------
                                  Name:
                                  Title:

                              RARE MEDIUM ATLANTA, INC.


                              By:
                                  ------------------------------------
                                  Name:
                                  Title:



                 [remainder of page intentionally left blank]

                              STRUTHERS MARTIN, INC.


                              By:
                                  ------------------------------------
                                  Name:  Larry Bettino
                                  Title: Director


                              By:
                                  ------------------------------------
                                  Name:  John Baker
                                  Title: Director




                              THE PRINCIPALS:

                              BAKER COMMUNICATIONS FUND, L.P.


                              By:
                                  ------------------------------------
                                  Name:  Larry Bettino
                                  Title: Director


                 [remainder of page intentionally left blank]

                               Additional Principals Pursuant to Section 1.11



                               ------------------------------------
                               Name: Neal Campion



                               ------------------------------------
                               Name: Jeff Glattstein

                                TABLE OF CONTENTS

                                                                           Page

ARTICLE I   THE MERGER.........................................................1

      1.1   The Merger.........................................................1
      1.2   The Closing........................................................1
      1.3   Actions at the Closing.............................................1
      1.4   Additional Action..................................................2
      1.5   Conversion of Shares; Merger Consideration.........................2
      1.6   Dissenting Shares..................................................4
      1.7   Fractional Shares..................................................5
      1.8   Dividends..........................................................5
      1.9   Escrow.............................................................6
      1.10  Options and Bonus Pool.............................................6
      1.11  Issuance of Additional Preferred Shares............................6
      1.12  Certificate of Incorporation.......................................7
      1.13  By-laws............................................................7
      1.14  Directors and Officers.............................................7
      1.15  No Further Rights..................................................7
      1.16  Closing of Transfer Books..........................................7

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPALS...7

      2.1   Organization, Qualification and Corporate Power....................7
      2.2   Capitalization.....................................................8
      2.3   Authorization of Transaction.......................................8
      2.4   Noncontravention...................................................9
      2.5   Subsidiaries.......................................................9
      2.6   Financial Statements...............................................9
      2.7   Absence of Certain Changes........................................10
      2.8   Undisclosed Liabilities...........................................10
      2.9   Tax Matters.......................................................10
      2.10  Assets............................................................11
      2.11  Real Property.....................................................11
      2.12  Intellectual Property.............................................11
      2.13  Inventory.........................................................13
      2.14  Real Property Leases..............................................13
      2.15  Contracts.........................................................14
      2.16  Accounts Receivable...............................................15
      2.17  Powers of Attorney................................................15
      2.18  Insurance.........................................................15
      2.19  Litigation........................................................15
      2.20  Product Warranty..................................................15

      2.21  Employees; Labor Matters..........................................16
      2.22  Employee Benefits.................................................16
      2.23  Environmental Matters.............................................18
      2.24  Legal Compliance..................................................19
      2.25  Permits...........................................................19
      2.26  Certain Business Relationships With Affiliates....................19
      2.27  Brokers'Fees......................................................20
      2.28  Books and Records.................................................20
      2.29  Customers and Suppliers...........................................20
      2.30  Company Action....................................................20
      2.31  Disclosure........................................................20
      2.32  Year 2000.........................................................21
      2.33  Government Contracts..............................................21
      2.34  Absence of Questionable Payments..................................21
      2.35  Bank Accounts.....................................................22
      2.36  Insider Interests.................................................22

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND THE ACQUISITION
            SUBSIDIARY........................................................22

      3.1   Organization......................................................22
      3.2   Capitalization....................................................22
      3.3   Authorization of Transaction......................................23
      3.4   Noncontravention..................................................23
      3.5   Reports and Financial Statements..................................23
      3.6   Brokers'Fees......................................................24
      3.7   Experience........................................................24

ARTICLE IV  COVENANTS.........................................................24

      4.1   Best Efforts......................................................24
      4.2   Notices and Consents..............................................24
      4.3   Stockholder Consents/Agreements...................................24
      4.4   Restriction on Sale of Parent Common Stock........................25
      4.5   Operation of Business.............................................25
      4.6   Full Access.......................................................27
      4.7   Notice of Breaches................................................27
      4.8   Exclusivity.......................................................27
      4.9   Conversion of Baker Notes.........................................27
      4.10  Closing Balance Sheet; Required Minimum Cash......................28

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ARTICLE V    CONDITIONS TO CONSUMMATION OF MERGER.............................29

      5.1    Conditions to Each Party's Obligations...........................29
      5.2    Conditions to Obligations of the Buyer and the Acquisition
             Subsidiary.......................................................29
      5.3    Conditions to Obligations of the Company.........................30

ARTICLE VI   INDEMNIFICATION..................................................31

      6.1    Indemnification..................................................31
      6.2    Method of Asserting Claims.......................................32
      6.3    Survival.........................................................33
      6.4    Limitation.......................................................33

ARTICLE VII  TERMINATION......................................................34

      7.1    Termination of Agreement.........................................34
      7.2    Effect of Termination............................................35

ARTICLE VIII MISCELLANEOUS....................................................35

      8.1    Press Releases and Announcements.................................35
      8.2    No Third Party Beneficiaries.....................................35
      8.3    Entire Agreement.................................................35
      8.4    Succession and Assignment........................................35
      8.5    Counterparts.....................................................35
      8.6    Headings.........................................................36
      8.7    Notices..........................................................36
      8.8    Governing Law....................................................36
      8.9    Amendments and Waivers...........................................37
      8.10   Severability.....................................................37
      8.11   Expenses.........................................................37
      8.12   Specific Performance.............................................37
      8.13   Submission to Jurisdiction.......................................37
      8.14   Construction.....................................................38
      8.15   Incorporation of Exhibits and Schedules..........................38



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EXHIBITS:

A -   Escrow Agreement

B -   Opinion of Seller's Counsel

C -   Investment Representation Letter

D -   Opinion of Buyer's Counsel